                                                                    Exhibit 99.1

TECUMSEH PRODUCTS COMPANY REPORTS FOURTH QUARTER 2007 RESULTS

Tecumseh, Michigan, March 14, 2008.... Tecumseh Products Company (NASDAQ-TECUA,
TECUB) announced today its 2007 fourth quarter and full year consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            Three Months Ended   Twelve Months Ended
(Dollars in millions except per share amounts)                 December 31,          December 31,
                                                            ------------------   -------------------
                                                              2007      2006       2007       2006
                                                            -------   --------   --------   --------
NET SALES                                                   $ 256.1   $ 250.7    $1,133.4   $1,017.7
   Cost of sales                                              225.0     231.0     1,011.7      943.2
   Selling and administrative expenses                         27.8      30.2       109.5       99.2
   Impairments, restructuring charges and other items           5.6       2.2         7.2        2.4
                                                            -------   -------    --------   --------
OPERATING (LOSS) INCOME                                        (2.3)    (12.7)        5.0      (27.1)
   Interest expense                                             0.9      (9.7)      (22.3)     (19.4)
   Interest income and other, net                               1.6       1.2         6.2       10.9
                                                            -------   -------    --------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES           0.2     (21.2)      (11.1)     (35.6)
   Tax (benefit) provision                                     (3.4)      3.9        (8.2)      12.5
                                                            -------   -------    --------   --------
Income (loss) from continuing operations                        3.6     (25.1)       (2.9)     (48.1)
Income (loss) from discontinued operations, net of tax          0.5     (38.7)     (175.2)     (32.2)
                                                            -------   -------    --------   --------
Net income (loss)                                           $   4.1    ($63.8)    ($178.1)    ($80.3)
                                                            -------   -------    --------   --------
Basic income (loss) per share*:
Continuing operations                                       $  0.19    ($1.36)     ($0.16)    ($2.60)
Discontinued operations                                        0.03     (2.09)      (9.48)     (1.75)
                                                            -------   -------    --------   --------
Basic net income (loss) per share                           $  0.22    ($3.45)     ($9.64)    ($4.35)
                                                            -------   -------    --------   --------
Diluted income (loss) per share*:
   Continuing operations                                    $  0.18    ($1.36)     ($0.16)    ($2.60)
   Discontinued operations                                     0.03     (2.09)      (9.48)     (1.75)
                                                            -------   -------    --------   --------
Diluted net income (loss) per share                         $  0.21    ($3.45)     ($9.64)    ($4.35)
                                                            -------   -------    --------   --------
WEIGHTED AVERAGE SHARES, BASIC (in thousands of shares)      18,480    18,480      18,480     18,480
                                                            -------   -------    --------   --------
WEIGHTED AVERAGE SHARES, DILUTED (IN THOUSANDS OF SHARES)    19,871    18,480      19,494     18,480
                                                            =======   =======    ========   ========

* On April 9, 2007, we issued a warrant to a lender to purchase 1,390,944 shares of our Class A Common Stock, which is equivalent to 7% of our fully diluted common stock (including both Class A and Class B shares). This warrant is not included in diluted earnings per share for the full year ended December 31, 2007, as the effect would be antidilutive.

As a result of the sale of the majority of the Electrical Components business and the entire Engine & Power Train business during 2007, the operating results from these former businesses have been included in discontinued operations. Interest expense of $7.1 million and $5.7 million was allocated to discontinued operations in the fourth quarter ended December 31, 2007 and 2006 respectively, and interest expense of $36.0 million and $18.2 million was allocated to discontinued operations for the years ended December 31, 2007 and 2006 respectively, related to operations divested in 2007. Approximately $17.8 million in deferred financing costs associated with the Second Lien debt, which we retired during the third quarter 2007, were expensed as part of the interest costs allocated to discontinued operations during that period. The gross proceeds realized from these sales transactions totaled $281 million.

Consolidated net sales from continuing operations in the fourth quarter of 2007 increased to $256.1 million from $250.7 million in 2006. Excluding the increase in sales due to the effects of foreign currency translation of $28.4 million, 2007 fourth quarter sales decreased by 1.9%. Increases of $6.1 million in sales of commercial compressors and $9.6 million for room air conditioning compressors were offset by declines in compressors for refrigeration and freezers of $9.7 million and declines of $0.7 million in all other compressor product lines.

Net sales in the year ended December 31, 2007 increased $115.7 million or 11.4% versus the same period of 2006. Excluding the increase in sales due to the effect of changes in foreign currency translation of $81.9 million, net sales increased 3.3% from the prior year. The sales increases were primarily attributable to price advances, which were implemented throughout the year across all product lines except residential air conditioning. The increases in commercial compressors were also associated with higher volumes, with unit sales improving by approximately 6%, due both to increased demand from existing customers and from growth in new markets, particularly in India This increase was offset somewhat by volume declines in refrigeration and freezer compressors (down 1%).

Consolidated net income from continuing operations for the fourth quarter of 2007 was $3.6 million ($0.19 per basic share and $0.18 per diluted share), compared to net loss of $25.1 million ($1.36 per share) in the fourth quarter of 2006. Operating income improved by $10.4 million compared to the prior year. The improvement was due to $13.1 million of favorable pricing/mix, $5.9 million in productivity improvements, and $4.8 million in reductions in overhead, warranty, and administrative expenses. In addition, fourth quarter 2007 operating results benefited from several events which triggered recognition of income during the quarter, aggregating to approximately $7.2 million. Examples of these items included revisions to property tax assessment laws in Europe and export incentive levels in India. The recognition of these amounts in the fourth quarter is not representative of the ongoing benefits of these changes. Offsets to these improvements included unfavorable changes in currency rates of $8.6 million, and higher commodity costs of $1.7 million. We also recognized the reversal of an accrual for non-income taxes in Brazil in the fourth quarter of 2006 of$6.9 million, while no such benefit was realized in 2007.

The fourth quarter of 2007 included $5.6 million in restructuring and asset impairment charges in continuing operations. $4.2 million of the impairment charges in the quarter related to the impairment of long-lived compressor assets in India ($2.2 million) and North America ($2.0 million). These assets were primarily impaired as a result of the global consolidation of our manufacturing operations. The remaining charges reflect the impact of net losses on the sale of buildings ($0.5 million) and related charges ($0.9 million) as a result of the consolidation of non-compressor facilities.

Reported results for the fourth quarter of 2006 included restructuring and asset impairment charges of $2.2 million. These charges related to write-offs in our compressor business for various restructuring initiatives.

Interest expense amounted to a credit of $0.9 million in the fourth quarter of 2007, compared to $9.7 million in the fourth quarter of 2006. In the fourth quarter of 2007, an adjustment to full year interest expense of $5.8 million was reclassed to discontinued operations, as it related to the repayment of the First and Second Lien credit agreements as referenced above.

We recognized a tax benefit of $3.4 million in the fourth quarter of 2007. This compares to a $3.9 million income tax expense in the fourth quarter of 2006. For the year ended December 31, 2007, we recognized a tax benefit of $8.2 million. The full year results of 2007 reflected a tax benefit in continuing operations, tax expense in other comprehensive income, and no U.S. federal income tax impact for discontinued operations. This compares to a $12.5 million income tax provision for the year ended December 31, 2006.

Interest expense related to continuing operations amounted to $22.3 million in the fiscal year ended December 31, 2007 compared to $19.4 million in the comparable period of 2006. The increase was primarily related to higher interest rates charged on our foreign borrowings when compared to the prior year.

Interest income and other, net amounted to $6.2 million in the fiscal year ended December 31, 2007 compared to $10.9 million in the same period of 2006. In 2006, we recognized a gain of $3.6 million on the sale of our interest in Kulthorn Kirby Public Company Limited, a manufacturer of compressors based in Thailand. The remainder of the decline in 2007 was due to lower interest rates and lower average cash balances.

Consolidated net loss from continuing operations for the fiscal year 2007 was $2.9 million ($0.16 per share) compared to a loss of $48.1 million ($2.60 per share) for the same period in 2006. Full year results reflected a $32.1 million improvement in operating income. The majority of this improvement was created by increases in selling price, which improved 2007 results by $75.4 million including volume and mix impacts. These selling price increases helped to offset the unfavorable impacts of currency of $43.7 million and higher commodity costs of $17.2 million. 2007 was also favorably affected by $8.2 million in benefit income related to pension and other postretirement ("OPEB") benefits when compared to benefits recorded in 2006. Productivity and purchasing improvements of $9.6 million also contributed to the improved 2007 figure. Net improvements were also realized in overhead, warranty, and administrative expenses associated with lower headcounts of $11.5 million. This improvement was achieved despite aggregate professional fees paid for items such as AlixPartners' services, litigation costs, and bank amendments of $19.8 million which are not expected to continue into 2008. As well, the reversal of accruals for non-income taxes in Brazil received in the fourth quarter of 2006 of $6.9 million were not repeated in 2007.

Impairments and Other Restructuring Items

2007 operating net loss included $7.2 million ($0.39 per share) of restructuring, impairment and other charges. $4.2 million of these restructuring charges related to the impairment of long-lived compressor assets in India ($2.2 million) and North America ($2.0 million). These assets were primarily impaired as a result of the global consolidation of our manufacturing operations. We also incurred expense of $1.6 million associated with reductions in force at several of our North American facilities. The remaining charges reflect the impact of net losses on the sale of buildings ($0.5 million) and related charges ($0.9 million) as a result of the consolidation of non-compressor facilities.

2006 operating net loss included $2.4 million ($0.13 per share) of restructuring, impairment and other charges. We recorded these restructuring charges for impairment of long-lived compressor assets ($2.2 million) and related charges ($0.2 million) at two of our facilities in Mississippi.

Pension and Other Postretirement Benefit Plans

In the first quarter of 2007, we announced revisions to our Salaried Retirement Plan. At December 31, 2007, this Plan reported approximately $121 million in overfunding, out of a total of $233 million for all our pension plans that have plan assets in excess of obligations. On May 1, 2007, we implemented a new retirement program for all Tecumseh salaried employees. We previously expected that this conversion would make net cash available to us in the amount of approximately $55 million. We now expect, however, that the conversion will yield cash proceeds of approximately $80 million, which represents gross proceeds of $100 million net of excise tax of $20 million. The net proceeds will be higher than we previously expected because the old plan was able to purchase annuities to fund its future obligations for a lower premium than we had estimated, due in part to the final actuarial assumptions being more favorable than those we used for purposes of our original estimate. The new retirement program includes both defined benefit and defined contribution plans. A portion of the overfunding for the old plan was utilized to pre-fund the benefits for both of the replacement plans for approximately the next six to eight years.

In the first quarter of 2008, we will be recognizing the effects of this transaction. The estimated impact will amount to net expense of $11 million. This net expense results from the recognition of $20 million of federal excise tax that is levied on the gross amount of cash returned to the Company, net of recognition of previously deferred actuarial gains of $9 million dollars. In addition, we anticipate a reduction in net period income. The reduction in income, however, has been more than mitigated by other actions taken to reduce the overall cost of benefits and due to personnel reductions. Taking into account the cost of all retiree benefits, both pensions and other post-retirement benefits, total expected income to be recognized in 2008, other than curtailment gains and losses and excluding potential changes in actuarial assumptions, is expected to be approximately $12 million versus $15 million in 2007.

In the fourth quarter of 2007, we announced the relocation of the manufacturing operations at our Tecumseh, Michigan facility to other locations in North America. As a result of this consolidation, we will also be executing a reversion of our Hourly pension plan. At December 31, 2007, this Plan reported approximately $90 million in overfunding. We expect that the conversion of this Plan will make net cash available to the Company of approximately $45 to $60 million. The timing of the distribution, however, will be dependent on the length of time needed to meet IRS distribution requirements, and could extend to 2009 or later, which further increases the variability of the final distribution amount.

Liquidity and Capital Resources

Effective with the closing of the sale of the Residential & Commercial and Asia Pacific operations of the Electrical Components business on August 31, 2007, we paid off the entire balance associated with our Second Lien Credit Agreement and the majority of the balance under our First Lien Credit Agreement. The remainder of the balance under the First Lien Credit Agreement was paid off effective with the closing of the Engine & Power Train business on November 9, 2007.

At December 31, 2007, we had outstanding letters of credit of $6.8 million, and U.S. availability under our First Lien Credit Agreement of approximately $9.4 million. In addition, we have various borrowing arrangements at our foreign subsidiaries to support working capital needs and government sponsored borrowings that provide advantageous lending rates.

For further discussion of our liquidity, please refer to the "Outlook" section below.

Outlook

Information in this "Outlook" section should be read in conjunction with the cautionary statements and discussion of risk factors included elsewhere in this report.

The outlook for 2008 is subject to many of the same variables that have negatively impacted us throughout 2007. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, we do not expect these factors to become any more favorable in the foreseeable future. Certain key commodities, including copper, continue to trade at elevated levels compared to recent history. From January 1, 2007 through December 31, 2007, the price of copper increased by approximately 6.2%; since the beginning of 2006, copper prices have increased by 40.2%. We currently hold more than 62% of our total projected copper requirements for 2008 in the form of forward purchase contracts, which will provide us with substantial (though not total) protection from further price increases during the year but also will detract from our ability to benefit from any price decreases. In addition, we expect the cost of steel and other purchased materials to be more costly in 2008 versus 2007. In the aggregate, we expect the cost of our purchased materials to be approximately $23 million more expensive than in the prior year.

The Brazilian Real and Indian Rupee continue to strengthen against the dollar, and as of December 31, 2007 had strengthened 17.2% and 10.7% respectively since the beginning of the year. While we have considerable forward purchase contracts to cover our exposure to additional fluctuations in value during the year, the average rate expected to be realized, giving consideration to our contracts, will nonetheless have a negative financial impact of $35 million when compared to 2007.

As part of our efforts to offset these worsening conditions, to improve profitability and reduce the consumption of capital resources, our plans for 2008 include price increases as needed to cover our increased input costs, and additional cost reduction activities including, but not limited to, further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms, and revised sourcing plans. In addition, we estimate that the Company incurred approximately $19 million in professional and other fees during 2007 that will not recur in 2008. After giving recognition to these factors, we believe we will be challenged to maintain 2007 operating profit levels in 2008. In addition, while not currently modeled in our projections, we remain concerned about the general health of the economy and the possibility of recession in the United States, which could further impact expected earnings.

As a result of the sale of the majority of the Electrical Components business and the Engine & Power Train business, we completely eliminated our domestic debt as of November 9, 2007. As a result, we expect our consolidated interest expense in the future to be substantially reduced. Based on the amount of our domestic debt prior to the sale of businesses, we expect that its elimination will reduce our annualized interest expense by approximately $22 million. In addition, recently we successfully completed the reversion of our Salaried Retirement Plan. The reversion is expected to yield net cash in March 2008 of approximately $80 million. Lastly, we are currently negotiating a new financing arrangement for our North American based activities which will increase our availability of funds, should they become necessary. With these and other activities, we believe we have sufficient liquidity to affect the changes necessary to restore our profitability over the near term.

We are also continuing to evaluate our corporate infrastructure in relation to the level of business activity that remains now that the majority of our restructuring programs are completed. Such actions could result in further restructuring and/or asset impairment charges in the foreseeable future, and, accordingly, could have a significant effect on our consolidated financial position and future operating results.

We are evaluating further potential sales of product lines, divisions, and various idle assets of the Company, including real estate, equipment, and Company aircraft. The proceeds from any such sales would be used to improve our liquidity. With respect to certain idle assets, we expect to realize proceeds of approximately $12 million, with the majority received by the end of the first quarter of 2008.

We recently announced our intent to close one of our U.S. operating facilities, located in Tecumseh, Michigan. The costs associated with this closure will be dependent on the outcome of negotiations with our union. The closure, once completed, is expected to reduce annual costs by $5.6 million.

We are in the process of finalizing the audit of our 2003 tax year, the resolution of which is expected to result in the refund of federal income taxes previously paid of approximately $13.9 million. Receipt of such proceeds is dependent upon final resolution of these audits, which are currently under dispute with the IRS. We continue to believe that we will prevail in sustaining the deduction and carryback, and are in the process of hiring legal counsel to pursue this refund. The timing of the recovery of the refund is uncertain.

As a result of the relocation of our operations in Tecumseh, Michigan, we will also be executing a reversion of our Hourly pension plan. At December 31, 2007, this Plan reported approximately $90 million in overfunding. We expect that the conversion of this Plan will make net cash available of approximately $45 to $60 million. The timing of the distribution, however, will be dependent on the length of time needed to meet IRS distribution requirements, and could extend to 2009 or later, which further increases the variability of the final distribution amount.

As part of addressing the Company's liquidity needs, we made substantially lower levels of capital expenditures in 2007, and expect to continue that trend in 2008. Looking ahead, we expect capital expenditures in 2008 and beyond to remain at levels far less than historical averages, due to the elimination of non-core businesses and due to a shift away from capital intensive vertical integration to higher levels of outside sourcing of components from suppliers located in low cost countries. We currently estimate that capital expenditures for 2008 will range from $20 to $25 million.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                           Three Months Ended   Twelve Months Ended
(Dollars in millions)                                         December 31,          December 31,
                                                           ------------------   -------------------
                                                             2007     2006        2007       2006
                                                            ------   ------     --------   --------
NET SALES:
   Compressor Products                                      $252.1   $247.1     $1,116.8   $1,002.7
   Other (a)                                                   4.0      3.6         16.6       15.0
                                                            ------   ------     --------   --------
      Total net sales                                       $256.1   $250.7     $1,133.4   $1,017.7
                                                            ======   ======     ========   ========
OPERATING INCOME (LOSS):
   Compressor Products                                      $ 16.8    ($0.8)       $45.2      ($4.5)
   Other (a)                                                   0.7      0.5          3.1        2.7
   Corporate expenses                                        (14.2)   (10.2)       (36.1)     (22.9)
   Impairments, restructuring charges, and other items        (5.6)    (2.2)        (7.2)      (2.4)
                                                            ------   ------     --------   --------
Total operating income (loss) from continuing operations      (2.3)   (12.7)         5.0      (27.1)
Interest expense                                               0.9     (9.7)       (22.3)     (19.4)
Interest income and other, net                                 1.6      1.2          6.2       10.9
                                                            ------   ------     --------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES       $  0.2   ($21.2)      ($11.1)    ($35.6)
                                                            ======   ======     ========   ========

(a)  "Other" consists of non-reportable business segments.

In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," we previously reported three operating segments; Compressor Products, Electrical Components, and Engine & Power Train. However, as a result of the sale of the majority of the Electrical Components business and the entire Engine & Power Train business during 2007, these segments are no longer reported. The remaining unsold businesses within Electrical Components are included in discontinued operations.

Until 2006, we also reported a Pump Products business segment; however, as a result of the decision, during the first quarter of 2006, to sell 100% of our ownership in Little Giant Pump Company, such operations are no longer reported in income (loss) from continuing operations before tax. Little Giant operations represented approximately 90% of that previously reported segment. Since our remaining pump business does not meet the definition of a reporting segment as defined by SFAS 131, we no longer report a Pump Products segment, and operating results of the remaining pump business are included in Other for segment reporting purposes.

Another business within Other, Manufacturing Data Systems Inc., was sold and reclassified to discontinued operations during the third quarter of 2007.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                   DECEMBER 31,   December 31,
(Dollars in millions)                                  2007           2006
                                                   ------------   ------------
CURRENT ASSETS:
   Cash and cash equivalents                         $   76.8       $   81.9
   Restricted cash                                        6.8             --
   Short term investments                                 5.0             --
   Accounts receivable, net                              93.2          219.5
   Inventories                                          152.0          353.4
   Assets held for sale                                  21.9             --
   Other current assets                                  42.0           78.6
                                                     --------       --------
      Total current assets                              397.7          733.4
PROPERTY, PLANT AND EQUIPMENT - NET                     353.3          552.4
GOODWILL AND OTHER INTANGIBLES                           20.2          180.0
 PREPAID PENSION EXPENSE                                233.4          202.5
OTHER ASSETS                                            160.3          114.4
                                                     --------       --------
      TOTAL ASSETS                                   $1,164.9       $1,782.7
                                                     ========       ========
CURRENT LIABILITIES:
   Accounts payable, trade                           $  123.0       $  216.0
   Short-term borrowings                                 59.5          163.2
   Liabilities held for sale                              2.6             --
   Accrued liabilities                                   84.2          130.1
                                                     --------       --------
      Total current liabilities                         269.3          509.3
LONG-TERM DEBT                                            3.3          217.3
DEFERRED INCOME TAXES                                    10.2           28.6
PENSION AND POSTRETIREMENT BENEFITS                      89.1          180.9
PRODUCT WARRANTY AND SELF-INSURED RISKS                  10.0           13.6
OTHER NON-CURRENT LIABILITIES                            37.1           34.6
                                                     --------       --------
    Total liabilities                                   419.0          984.3
 STOCKHOLDERS' EQUITY                                   745.9          798.4
                                                     --------       --------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $1,164.9       $1,782.7
                                                     ========       ========

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                             Three Months Ended   Twelve Months Ended
(Dollars in millions)                           December 31,          December 31,
                                             ------------------   -------------------
                                               2007     2006         2007      2006
                                              ------   ------       ------   -------
Total Stockholders' Equity
   Beginning balance                          $658.8   $818.2       $798.4   $814.4
IMPACT OF THE ADOPTION OF FIN 48                  --       --         (0.4)      --
COMPREHENSIVE INCOME (LOSS):
   NET INCOME (LOSS)                             4.1    (63.8)      (178.1)   (80.3)
   OTHER COMPREHENSIVE INCOME (LOSS)            (7.2)     0.7         28.5     21.0
                                              ------   ------       ------   ------
TOTAL COMPREHENSIVE INCOME (LOSS)               (3.1)   (63.1)      (149.6)   (59.3)
SHAREHOLDER OPTIONS & WARRANTS                    --      3.7          7.3      3.7
POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS      90.2     39.6         90.2     39.6
                                              ------   ------       ------   ------
Total stockholders' equity
   Ending balance                             $745.9   $798.4       $745.9   $798.4
                                              ======   ======       ======   ======

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                       TWELVE MONTHS ENDED
(DOLLARS IN MILLONS)                                       DECEMBER 31,
                                                       -------------------
                                                          2007     2006
                                                         ------   ------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Cash used by operating activities                     ($14.8)  ($94.4)
                                                         ------   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of assets                           265.3    135.0
   Short term investments                                  (5.0)      --
   Restricted cash                                         (6.8)      --
   Capital expenditures                                    (9.2)   (62.1)
   Business acquisition                                      --     (2.0)
                                                         ------   ------
      Cash provided by investing activities               244.3     70.9
                                                         ------   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Debt amendment costs                                    (2.5)   (14.4)
   Repayment of Senior Guaranteed Notes                      --   (250.0)
   Repayment of Industrial Development Revenue Bonds         --    (10.5)
   Proceeds from First Lien Credit Agreement              261.4    230.2
   Repayments of First Lien Credit Agreement             (374.5)  (117.1)
   Proceeds from old Second Lien Credit Agreement            --    100.0
   Repayments of old Second Lien Credit Agreement            --   (100.0)
   Proceeds from new Second Lien Credit Agreement            --    100.0
   Repayment of Second Lien Credit Agreement             (100.0)      --
   Other (repayments)/borrowings, net                     (21.9)    52.6
                                                         ------   ------
      Cash used in financing activities                  (237.5)    (9.2)
                                                         ------   ------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                     2.9     (2.0)
                                                         ------   ------
DECREASE IN CASH AND CASH EQUIVALENTS                      (5.1)   (34.7)
CASH AND CASH EQUIVALENTS:
   Beginning of period                                     81.9    116.6
                                                         ------   ------
   End of period                                         $ 76.8   $ 81.9
                                                         ======   ======

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) our ability to maintain adequate liquidity in total and within each foreign operation; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix;
(iii) weather conditions affecting demand for air conditioners; iv) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) actions of competitors; vii) changes in business conditions and the economy in general in both foreign and domestic markets; viii) the effect of terrorist activity and armed conflict; ix) economic trend factors such as housing starts; x) emerging governmental regulations; xi) the ultimate cost of resolving environmental and legal matters; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized;
xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) the outcome of the judicial restructuring of our Brazilian engine manufacturing subsidiary; xviii) increased or unexpected warranty claims; and xix) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Tecumseh Products Company will host a conference call to report on the fourth quarter 2007 results on Friday, March 14, 2008 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

Contact: Teresa Hess
         Director, Investor Relations
         Tecumseh Products Company
         517-423-8455